Exhibit 99.1

TPG Completes Acquisition of Aleris International, Inc.

BEACHWOOD, Ohio, Dec. 19 / / — Aleris International, Inc. (NYSE: ARS) announced today the completion of the acquisition of the Company by affiliates of Texas Pacific Group (TPG).

On August 7, 2006, affiliates of TPG entered into a merger agreement with the Company to acquire the Company for a purchase price of approximately $1.7 billion plus the assumption of or repayment of approximately $1.6 billion of debt. Under the terms of the merger agreement, Company stockholders will receive $52.50 per share in cash without interest.

Steve Demetriou, Chairman and CEO of Aleris said, “We are very pleased to complete this transaction with TPG which has created significant value for shareholders while positioning Aleris with a partner committed to our continued growth as a private company.”

Aleris’s common stock will cease trading on the New York Stock Exchange at market close today, and will be delisted. As soon as practicable, a paying agent appointed by TPG will send information to all Company stockholders of record, explaining how they can surrender Company stock in exchange for $52.50 per share in cash without interest. Stockholders of record should await this information before surrendering their shares.

Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, because these conversions will be handled by the bank or broker.

About Aleris International, Inc.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. The Company is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees. For more information about Aleris, please visit our Web site at http://www.aleris.com.

About TPG

TPG is a private investment partnership that was founded in 1992 and currently has more than $30 billion of assets under management. With offices in San Francisco, London, Hong Kong, Fort Worth and other locations globally, TPG has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. Visit http://www.tpg.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2006 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2006; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and post-hurricane reconstruction; and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2005, and quarterly report on Form 10-Q for the quarter ended June 30, 2006, the 10-Q for the quarter ended September 30, 2006, and current report on Form 8-K filed with SEC on November 29, 2006, particularly the sections entitled “Risk Factors” contained therein.

SOURCE Aleris International, Inc.

CONTACT: Michael D. Friday of Aleris International, Inc., +1-216-910-3503; or Owen Blicksilver of Owen Blicksilver PR, Inc, +1-516-742-5950